Exhibit 99.1

Xenith Bankshares, Inc. Reports First Quarter

2014 Results, Including Strong Loan Growth

Receives Federal Reserve Bank Approval for Pending Merger

RICHMOND, Va., April 30 , 2014 — Xenith Bankshares, Inc. (Nasdaq: XBKS), parent company of Xenith Bank, a business-focused bank serving the Greater Washington, D.C., Richmond, and Greater Hampton Roads, Virginia markets, today announced financial results for the three months ended March 31, 2014.

Additionally, the company announced the Federal Reserve Bank of Richmond, acting on delegated authority from the Board of Governors of the Federal Reserve System, today granted the federal bank regulatory approvals necessary to merge Colonial Virginia Bank (“CVB”) with and into Xenith Bank, a transaction the company announced on March 21, 2014. Completion of the merger remains subject to approval by the Bureau of Financial Institutions of the Virginia State Corporation Commission and the shareholders of CVB, as well as the satisfaction of other customary closing conditions.

Net income was $255,000, or $0.02 per common share, for the three months ended March 31, 2014 compared to net income of $418,000, or $0.04 per common share, for the three months ended March 31, 2013. Costs associated with the proposed merger during the three months ended March 31, 2014 were $205,000, or $0.02 per common share.

T. Gaylon Layfield, III, President and Chief Executive Officer, commented: “Xenith’s loan growth was solid in the first quarter, especially when compared to loan growth in the first quarter of the past several years. On an annualized basis, our loans held for investment increased over 14% continuing our steady progress of building a diversified commercial loan portfolio while keeping an ever-vigilant eye on credit quality.”

First Quarter 2014 Highlights

•	Income before income tax in the first quarter of 2014 and 2013 was $0.46 million and $0.66 million, respectively. First quarter 2014 pretax net income included $205,000 of merger-related costs.

•	Net loans held for investment were $552.3 million at March 31, 2014, up 3.6%, compared to $533.1 million at December 31, 2013.

•	Average interest-earning assets in the first quarter 2014 were $639.6 million, up 12.2% from $570.1 million for the year ended December 31, 2013.

•	Total assets at March 31, 2014 were $683.5 million compared to $679.9 million at December 31, 2013, as the company used available cash to fund $19 million of organic loan growth.

•	Asset quality and coverage for loan losses remained strong at March 31, 2014 with ratios of nonperforming assets to total assets of 0.65%, nonperforming assets to loans held for investment of 0.80% and an allowance for loan and lease losses to nonaccrual loans of 126%.

•	Net charge-offs as a percentage of average loans held for investment were 0.01% for the three-month period ended March 31, 2014.

•	Capital strength was reflected in ratios that were well above regulatory standards for “well-capitalized” banks, with a Tier 1 leverage ratio of 10.6%, a Tier 1 risk-based capital ratio of 12.9% and a total risk-based capital ratio of 13.9% at March 31, 2014.

•	Reflecting shareholder value growth, tangible book value[1] at March 31, 2014 was $6.23 per common share compared to $6.10 at December 31, 2013.

“We continue to focus on time-tested banking fundamentals, including asset and liability diversification and capital strength, along with an emphasis on variable-rate lending resulting in an asset-sensitive balance sheet” Layfield explained. “As I have remarked previously, we have invested in people and process because long-term performance, growth and value creation requires seasoned bankers, supported by a staff focused on outstanding execution. “

Layfield continued: “We operate in geographic markets that have performed well over the long term. Our loan and deposit portfolios reflect a mix of assets and liabilities consistent with our strategic plan. Our C&I portfolio covers a wide range of industries in our target markets, and I am pleased with our progress at providing both working capital and term loan financing to many fine businesses that drive our economy. Our commercial real estate portfolio is based on doing business with strong, local developers and investors.”

Operating Results

Income Statement

Total interest income for the three months ended March 31, 2014 was $6.3 million compared to $6.2 million for the three months ended March 31, 2013. Interest income reflected stable interest rates and fees on loans and increased interest income from securities. Average interest-earning assets in the first quarter 2014 were $639.6 million, up 12.2% from $570.1 million for the year ended December 31, 2013. While average interest-earning assets increased, average yields on loans held for investment were 4.53% for the quarter ending March 31, 2014 compared to 5.67% for the quarter ending March 31, 2013. Contributing to the decline in loan yields was a reduction in loan discount accretion. For the quarter ended March 31, 2013, loan discount accretion totaled $502,000, while loan discount accretion for the quarter ended March 31, 2014 was $139,000.

Total interest expense for the three months ended March 31, 2014 was $0.87 million compared to $0.94 million for the three months ended March 31, 2013, despite the fact that average deposit balances in the first quarter of 2014 were nearly $100 million higher than in the first quarter of 2013.

Net interest income after provision for loan and lease losses was $5.2 million in the first quarter of 2014 compared to $4.8 million in the first quarter of 2013, as the provision for loan and lease losses declined to $0.23 million in the first quarter of 2014 compared to the prior year’s first quarter provision of $0.41 million. Net interest income after provision for loan losses in the first quarter was affected by lower yields on assets and lower accretion on acquired loans, offset by lower provision expense driven by asset quality and loan mix. Net interest margin in the first quarter of 2014 was 3.42% compared to 3.83% in the first quarter of 2013.

Total noninterest income was $0.32 million in the first quarter of 2014 compared to a $0.66 million in the first quarter of 2013. The same 2013 period included a net gain on the sale of collateral as well as net gains from the sale of securities. Service charges on deposit accounts and fees from treasury management services for the three months ended March 31, 2014 increased 43% compared to the three months ended March 31, 2013.

Noninterest expense in the first quarter of 2013 was $5.1 million compared to $4.8 million in the first quarter of 2013. The increase in noninterest expense was the result of merger-related costs associated with the proposed merger of CVB with and into Xenith Bank and costs associated with the outsourcing of the servicing of the company’s guaranteed student loan portfolio. Excluding these costs, noninterest expense declined 2.1% in the first quarter of 2014 compared to the prior year’s first quarter.

Income tax expense in the first quarter of 2014 was $209,000, or a 45% effective rate, compared to $245,000, or a 37% effective rate, for the first quarter of 2013. The higher effective rate of tax in the 2014 period is due to the non-deductibility of certain merger-related transaction costs.

Balance Sheet

Loans held for investment after allowance for loan and lease losses grew to $552.3 million at March 31, 2014 from $533.1 million at December 31, 2013. Net loan balances held for investment at March 31, 2014 included $92.8 million of guaranteed student loans purchased in the third and fourth quarters of 2013. Loans held for sale, which primarily reflect the company’s participation in a mortgage warehouse lending program, increased to $6.3 million at March 31, 2014 compared to $3.4 million at December 31, 2013.

Securities available for sale were $58.7 million at March 31, 2014 compared to $69.2 million at December 31, 2013. Securities held to maturity were $9.3 million at March 31, 2014, the first quarterly period the company has reported any securities as held to maturity. Total securities as a percentage of the company’s total assets were 10% at March 31, 2014.

Layfield commented: “We continue to be wary of the interest rate environment and the impact of the Federal Reserve’s tapering of its quantitative easing. We have been cautious about adding fixed-rate securities to our portfolio and instead invested excess liquidity in guaranteed student loans that, on average, are nearly 98% U.S. government guaranteed, are 20% risk weighted and have repricing characteristics that better align with our asset and liability management strategies.”

Total assets were $683.5 million at March 31, 2014 compared to $679.9 million at December 31, 2013. While total assets were little changed over the first quarter of 2014, significant cash balances were deployed into loans held for investment. Total deposits at March 31, 2014 were $570.0 million, as compared to $569.2 million at December 31, 2013.

Asset and Credit Quality

Balance sheet and asset quality continued to improve. At March 31, 2014, the ratio of nonperforming assets to total assets was 0.65%, the ratio of nonperforming assets to loans held for investment was 0.80% and the ratio of the company’s allowance for loan and lease losses to nonaccrual loans was 126%. Net charge-offs as a percentage of average loans held for investment were 0.01% for the three-month period ended March 31, 2014. The company’s allowance for loan and lease losses as a percentage of total loans held for investment was 0.97% at March 31, 2014, and this measure excluding guaranteed student loans was 1.08%1. Provision for loan and lease losses on guaranteed student loans is calculated on that portion of carrying values that is not covered by the U.S. Government guarantee.

Capital and Shareholder Value Measures

Capital ratios remained above regulatory standards for “well-capitalized” banks, with a Tier 1 leverage ratio of 10.6%, a Tier 1 risk-based capital ratio of 12.9%, and a total risk-based capital ratio of 13.9% at March 31, 2014.

As part of the company’s share repurchase program announced in the third quarter of 2013, under which the company may repurchase up to 210,000 shares of its common stock, the company repurchased 43,900 shares at an average price of $6.04 per share during the first quarter for a total cost of $265,343. At March 31, 2014, the company had purchased a total of 94,330 common shares under the program, leaving 115,670 shares remaining for purchase under the authorization.

Total shareholders’ equity was $88.8 million at March 31, 2014 compared to $87.7 million at December 31, 2013. The increase in equity was the result of net income earned during the first quarter of 2014 along with a reduction in accumulated other comprehensive losses (net of tax). Tangible book value1 at March 31, 2014 was $6.23 per share compared to $6.10 at December 31, 2013. Return on average assets was 0.15% for the first quarter of 2014 compared to 0.16% for the fourth quarter of 2013. Return on average common equity was 1.27% for the first quarter of 2014 compared to 1.34% for the fourth quarter of 2013.

Outlook

Layfield concluded: “We are pleased to be teaming with CVB and expanding our banking base in the Greater Hampton Roads region, one of our three target markets. We hope to complete the CVB merger on June 30, 2014, although the merger remains subject to regulatory and CVB shareholder approval. In executing our strategic plan and business model, we anticipate solid organic growth with a continued eye towards thoughtful and prudent acquisitions. While the banking industry suffers from overcapacity and at times, irrational loan pricing and terms, we continue to be optimistic that we will deliver on our strategic plan.”

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of March 31, 2014, the company had total assets of $683.5 million and total deposits of $570.0 million. Xenith Bank’s target markets are Greater Washington, DC, Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has six branch locations in Tysons Corner, Richmond, and Suffolk, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol “XBKS.”

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares’ business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares’ public filings with the Securities and Exchange Commission (the “SEC”), including those outlined in Part I, Item 1A, “Risk Factors” of Xenith Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2013 and under “Risk Factors” in Xenith Bankshares’ proxy statement/prospectus (Registration No. 333-195108) that was filed with the SEC on April 30, 2014 with respect to the proposed merger of CVB with and into Xenith Bank. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

Additional Information about the Merger of CVB With and Into Xenith Bank and Where to Find It

The information in this press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed merger, Xenith Bankshares filed a proxy statement/prospectus (Registration No. 333-195108) with the SEC on April 30, 2014 that will be delivered to CVB’s shareholders. In addition, Xenith Bankshares may file other relevant documents concerning the proposed merger with the SEC. Investors and security holders are urged to read the proxy statement/prospectus and other relevant documents when they become available because they will contain important information about the proposed merger.

Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Security holders of Xenith Bankshares may also obtain free copies of these documents by directing a request by telephone or mail to Xenith Bankshares, Inc., One James Center, 901 E. Cary Street, Suite 1700, Richmond, Virginia 23219 (telephone: (804) 433-2209) or by accessing these documents at Xenith Bankshares’ website: https://www. xenithbank.com. Security holders of CVB may also obtain free copies of these documents by directing a request by telephone or mail to Colonial Virginia Bank, 6702 Sutton Road, P.O. Box 2120, Gloucester, Virginia 23061 (telephone: (804) 695-8089) or by accessing these documents at CVB’s website: http://www.colonialvabank.com. The information on Xenith Bankshares’ and CVB’s websites is not, and shall not be deemed to be, a part of this press release or incorporated into filings made with the SEC.

Participants in the Solicitation

CVB and its directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of CVB in connection with the merger. Information about the directors and executive officers of CVB may be obtained by reading the above-referenced proxy statement/prospectus. Security holders of CVB may obtain free copies of this document through the website maintained by the SEC at http://www.sec.gov or using the CVB contact information above.

[1]	Please see the discussion of non-GAAP financial measures at the end of the financial tables.

# # # # #

Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Treasurer

(804) 433-2209

tosgood@xenithbank.com

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2014 AND DECEMBER 31, 2013

	(Unaudited)
(in thousands, except share data)	March 31, 2014	December 31, 2013
Assets
Cash and cash equivalents
Cash and due from banks	$12,490	$24,944
Federal funds sold	—	5,749

Total cash and cash equivalents	12,490	30,693
Securities available for sale, at fair value	58,651	69,185
Securities held to maturity, at cost (fair value - $9,247)	9,285	—
Loans held for sale	6,336	3,363
Loans held for investment, net of allowance for loan and lease losses, 2014 - $5,414; 2013 - $5,305	552,264	533,137
Premises and equipment, net	4,931	5,069
Other real estate owned	161	199
Goodwill and other intangible assets, net	15,533	15,624
Accrued interest receivable	2,749	2,403
Deferred tax asset	4,176	4,345
Bank owned life insurance	9,773	9,690
Other assets	7,195	6,188

Total assets	$683,544	$679,896

Liabilities and Shareholders’ Equity
Deposits
Demand and money market	$349,707	$359,455
Savings	5,037	4,785
Time	215,207	204,958

Total deposits	569,951	569,198
Accrued interest payable	226	215
Federal funds purchased and borrowed funds	21,423	20,000
Other liabilities	3,177	2,797

Total liabilities	594,777	592,210

Shareholders’ equity
Preferred stock, $1.00 par value, $1,000 liquidation value, 25,000,000 shares authorized as of March 31, 2014 and December 31, 2013; 8,381 shares issued and outstanding as of March 31, 2014 and December 31, 2013	8,381	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of March 31, 2014 and December 31, 2013; 10,416,562 shares issued and outstanding as of March 31, 2014 and 10,437,630 shares issued and outstanding as of December 31, 2013	10,417	10,438
Additional paid-in capital	71,900	71,797
Accumulated deficit	(1,523)	(1,758)
Accumulated other comprehensive loss, net of tax	(408)	(1,172)

Total shareholders’ equity	88,767	87,686

Total liabilities and shareholders’ equity	$683,544	$679,896

See notes to consolidated financial statements.

XENITH BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

(Unaudited)

(in thousands, except per share data)	March 31, 2014	March 31, 2013
Interest income
Interest and fees on loans	$5,894	$5,860
Interest on securities	371	250
Interest on federal funds sold and deposits in other banks	66	78

Total interest income	6,331	6,188

Interest expense
Interest on deposits	478	584
Interest on time certificates of $100,000 and over	289	263
Interest on federal funds purchased and borrowed funds	100	92

Total interest expense	867	939

Net interest income	5,464	5,249
Provision for loan and lease losses	227	411

Net interest income after provision for loan and lease losses	5,237	4,838

Noninterest income
Service charges on deposit accounts	134	94
Net (loss) gain on sale and write-down of other real estate owned and other collateral	(38)	346
Gain on sales of securities	—	159
Increase in cash surrender value of bank owned life insurance	83	—
Other	141	61

Total noninterest income	320	660

Noninterest expense
Compensation and benefits	2,823	2,958
Occupancy	353	364
FDIC insurance	115	99
Bank franchise taxes	191	197
Technology	404	387
Communications	77	61
Insurance	72	74
Professional fees	417	253
Amortization of intangible assets	91	91
Guaranteed student loan servicing	156	—
Other	394	351

Total noninterest expense	5,093	4,835

Income before income tax	464	663
Income tax expense	209	245

Net income	255	418

Preferred stock dividend	(21)	(21)

Net income available to common shareholders	$234	$397

Earnings per common share (basic and diluted):	$0.02	$0.04

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

($ in thousands, except per share data)

PERFORMANCE RATIOS	Quarter Ended					Year Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	2013	2012
Net interest margin (1)	3.42%	3.50%	4.38%	3.90%	3.83%	3.89%	4.47%
Return on average assets (2)	0.15%	0.16%	0.50%	0.39%	0.29%	0.33%	1.42%
Return on average common equity (3)	1.27%	1.34%	3.78%	2.77%	2.10%	2.49%	9.89%
Efficiency ratio (4)	88%	83%	74%	85%	82%	81%	80%
Net income	$255	268	748	552	418	1,986	7,379
Earnings per common share (basic and diluted)	$0.02	0.02	0.07	0.05	0.04	0.18	0.70

(1)	Net interest margin is net interest income divided by average interest-earning assets.
(2)	Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3)	Return on average equity is net income for the respective period (annualized for quarter periods) divided by average equity for the respective period.
(4)	Efficiency ratio is non-interest expenses divided by the sum of net interest income and non-interest income.

ASSET QUALITY RATIOS	Quarter Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Net charge-offs as a percentage of average loans held for investment	0.01%	0.22%	0.15%	0.11%	0.04%
Allowance for loan and lease losses (ALLL) as a percentage of loans held for investment (1)	0.97%	0.99%	1.17%	1.23%	1.35%
ALLL as a percentage of loans held for investment excluding guaranteed student loans (2)	1.08%	1.15%	1.23%	1.23%	1.35%
ALLL plus remaining discounts (fair value adjustments) on acquired loans as a percentage of gross loans held for investment (3)	1.74%	1.80%	2.34%	2.96%	3.31%
ALLL to nonaccrual loans (1)	126.06%	138.78%	126.59%	100.08%	104.35%
Nonperforming assets as a percentage of loans held for investment	0.80%	0.75%	1.02%	1.29%	1.37%
Nonperforming assets as a percentage of total assets	0.65%	0.59%	0.73%	0.89%	0.89%

(1)	ALLL excludes discounts (fair value adjustments) on acquired loans.
(2)	Ratio is a non-GAAP financial measure calculated as ALLL on gross loans held for investment excluding the portion of ALLL attributable to guaranteed student loans, divided by gross loans held for investment excluding guaranteed student loans. See discussion of non-GAAP financial measures below. The company held no guaranteed student loans prior to the quarter ended September 30, 2013.
(3)	Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (fair value adjustments) on acquired loans held for investment divided by the sum of gross loans held for investment and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL RATIOS	Quarter Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Tier 1 leverage ratio	10.60%	10.52%	12.01%	12.39%	12.23%
Tier 1 risk-based capital ratio	12.88%	13.35%	13.82%	13.69%	14.60%
Total risk-based capital ratio	13.93%	14.42%	14.89%	14.71%	15.75%
Book value per common share (1)	$7.72	7.60	7.58	7.51	7.57
Tangible book value per common share (2)	$6.23	6.10	6.07	6.00	6.05

(1)	Book value per common share is total shareholders’ equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2)	Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders’ equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	2013	2012
Total assets	$684,064	685,687	597,476	570,991	577,050	608,070	519,330
Loans held for sale	$2,372	6,631	50,179	62,396	66,434	46,257	49,579
Loans held for investment, net of allowance for loan and lease losses	$541,096	478,985	402,703	372,746	369,688	406,321	332,507
Total deposits	$563,451	574,171	485,511	460,288	466,018	496,763	413,808
Shareholders’ equity	$88,643	88,322	87,598	88,153	87,907	87,995	83,010

(1)	Average balances are computed on a daily basis.

END OF PERIOD BALANCES	Quarter Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Total assets	$683,544	679,896	606,260	578,931	579,853
Loans held for sale	$6,336	3,363	34,247	61,861	68,905
Loans held for investment, net of allowance for loan and lease losses	$552,264	533,137	432,269	393,591	372,052
Total deposits	$569,951	569,198	495,821	464,676	468,798
Shareholders’ equity	$88,767	87,686	87,700	87,138	87,772

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
ALLL as a % of Loans held for investment excluding guaranteed student loans
Allowance for loan and lease losses	$5,414	5,305	5,129	4,882	5,099
Deduct: ALLL attributable to guaranteed student loans	$379	195	16	—	—

ALLL excluding amount attributable to guaranteed student loans	$5,035	5,110	5,113	4,882	5,099

Gross loans held for investment	$557,678	538,442	437,398	398,473	377,151
Deduct: Guaranteed student loans	$93,142	94,028	20,973	—	—

Gross loans held for investment, excluding guaranteed student loans	$464,536	444,414	416,425	398,473	377,151

ALLL as a percentage of gross loans held for investment, excluding guaranteed student loans	1.08%	1.15%	1.23%	1.23%	1.35%

ALLL + Discount / Gross Loans
Allowance for loan and lease losses	$5,414	5,305	5,129	4,882	5,099
Add: Discounts (fair value adjustments) on acquired loans	$4,366	4,442	5,237	7,134	7,631

Total ALLL + discounts on acquired loans	$9,780	9,747	10,366	12,016	12,730

Gross loans held for investment + discounts (fair value adjustments) on acquired loans	$562,044	542,884	442,635	405,607	384,782

ALLL plus discounts (fair value adjustments) on acquired loans as a percentage of gross loans held for investment	1.74%	1.80%	2.34%	2.96%	3.31%

Tangible book value per common share
Total shareholders’ equity	$88,767	87,686	87,700	87,138	87,772
Deduct: Preferred stock	$8,381	8,381	8,381	8,381	8,381

Common shareholders’ equity	$80,386	79,305	79,319	78,757	79,391
Deduct: Goodwill and other intangible assets	$15,533	15,625	15,716	15,807	15,898

Tangible common shareholders’ equity	$64,853	63,680	63,603	62,950	63,493

Common shares outstanding	10,417	10,438	10,471	10,488	10,488

Tangible book value per common share	$6.23	6.10	6.07	6.00	6.05

Allowance for loan and lease losses (ALLL) as a percentage of gross loans held for investment excluding guaranteed student loans, ALLL plus discounts on acquired loans as a percentage of gross loans held for investment, and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that ALLL as a percentage of gross loans held for investment excluding guaranteed student loans, and ALLL plus discounts on acquired loans held for investment are meaningful because they are two measures we use to assess our asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures we use to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders’ equity presented on our consolidated balance sheets. Our calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.